Exhibit 4.4

SECOND AMENDMENT TO

PURCHASE AND SALE AGREEMENT

THIS SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is entered into as of March 27, 2013, by and between CT/BH INTERCHANGE LLC, a Delaware limited liability company (“Seller”), and REALTY ASSOCIATES ADVISORS, a Delaware limited liability company (“Buyer”).

RECITALS

A.                                    Seller and Buyer previously entered into that certain Purchase and Sale Agreement  dated as of February 19, 2013, as amended by that certain First Amendment to Purchase Agreement dated as of March 21, 2013, between Buyer and Seller (as so amended, “Purchase Agreement”), with respect to the real property located at (i) 1651 Interchange Drive, (ii) 3372/3392 N. Mike Daley Drive, and (iii) 3524 N. Mike Daley Drive, San Bernardino, California, which is more particularly described in the Purchase Agreement.

B.                                    Seller and Buyer desire to further amend the Purchase Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants and agreements contained in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree to amend the Purchase Agreement as follows:

1.                                      Defined Terms.  Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Agreement.  Upon the effectiveness of this Amendment, all references in the Purchase Agreement and this Amendment to the “Agreement” shall mean the Purchase Agreement as amended and supplemented by this Amendment.

2.                                      Contingency Date.  The “Contingency Date” as set forth and defined in Subsection 1 of the Purchase Agreement is hereby amended to mean “April 5, 2013.”

3.                                      Effect of Amendment.  Except as modified by this Amendment, the parties acknowledge and agree that the Purchase Agreement is in full force and effect in accordance with its terms.  In the event of conflict between the terms and conditions of the Purchase Agreement and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall prevail and control.

4.                                      Entire Agreement.  The Purchase Agreement, together with this Amendment, embodies the entire understanding between Seller and Buyer with respect to its subject matter and supersedes any prior agreements, negotiations and communications, oral or written.  No subsequent agreement, representation, or promise made by either party hereto, or by or to an employee, officer, agent or representative of either party hereto shall be of any effect unless it is in writing and executed by the party to be bound thereby.  This Amendment and the Purchase Agreement can be changed only by an instrument in writing signed by Seller and Buyer.

5.                                      Counterparts; Facsimile/Email Signatures.  This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of such counterparts shall together constitute but one and the same instrument.  Delivery of an executed counterpart of this Amendment by facsimile or email shall be equally effective as delivery of an original executed counterpart of this Amendment.

IN WITNESS WHEREOF, Buyer and Seller do hereby execute this Amendment as of the date first written above.

SELLER:	CT/BH INTERCHANGE LLC, a
Delaware limited liability company

	By:	CT Interchange LLC, a Delaware limited
liability company, its Manager

		By:	CT California Fund VI, LLC, a
California limited liability company,
its Sole Member

		By:	CT Fund Manager VI, LLC, a
California limited liability
company, its Manager

By:
Name:
Title:

BUYER:	REALTY ASSOCIATES ADVISORS LLC, a Delaware limited liability company

	By:	Realty Associates Advisors Trust,
its manager

By:
Name:
Title:

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